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QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson
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Shareholder Information Deck Contest of BKF Capital Group to Remove and Replace the Board of Directors of Qualstar Corporation at a Special Meeting on June 20, 2012 June 7, 2012 1

Key Points

• BKF is Qualstar’s second largest shareholder with 18.7% of the outstanding shares, and seeks to replace the current Board to benefit all shareholders—BKF is not seeking any special advantage.

• BKF is proposing to remove the current Board, fix the Board at five directors and elect its nominees.

• By every conceivable metric—net losses, declining revenues, declining share price, peer underperformance—Qualstar has disappointed shareholders over the past 9-10 years.

• The current Board on average has been in office for six years and has presided over and failed to reverse these trends.

• BKF’s nominees include Steven N. Bronson, the controlling shareholder of BKF, and four other nominees chosen for their collective backgrounds in management, technology, investment, financing and accounting.

• If elected, BKF’s directors will immediately look to stabilize the Tape Library business; distribute excess cash (approximately $1.00/share) and focus on the profitable Power Supply business.

• Qualstar’s misrepresentation of the BKF program is grounds for mistrust of the current Board.

Key Points (con’t)

• At the most recent annual shareholders meeting in March 2012, BKF urged shareholders to withhold their votes, and three of the five continuing directors failed to get a majority vote.

• With the departure of the current CEO and co-founder, the remaining Board members will hold only 1.3% of the outstanding equity.

• The selection process for the Company’s new CEO—one of the current directors whom BKF is seeking to remove—was questionable and is grounds for distrust of the current Board.

• The outsized compensation package for the new CEO, after shareholders in 2011 approved a far smaller package for the current CEO and agreed to revisit executive compensation only in 2014, is further reason for distrust of the current Board.

Who Is BKF?

• BKF Capital Group, Inc. [Ticker: BKFG] is a publicly traded company founded in 1954 and controlled by Steven Bronson since October 2008.

• Together with Mr. Bronson, BKF owns 18.7% of Qualstar’s outstanding shares.

– BKF is Qualstar’s largest institutional investor and second largest shareholder.

– BKF began by purchasing 1.5 million shares in December 2010 in a private transaction with one of Qualstar’s co-founders, because it believed and continues to believe that the Company’s shares are undervalued.

• As a major shareholder, BKF’s interests are fully aligned with all of the Company’s other shareholders and is incentivized to maximize value for all of Qualstar’s shareholders.

• Assuming its programs can be implemented, BKF intends to be a long term holder.

• BKF is not seeking any rights or benefits that are different from the rights of all other shareholders of the Company on a proportionate basis.

Why Did BKF Demand a Special Meeting?

• As a holder of more than 10% of Qualstar’s outstanding shares, BKF exercised its right to demand a Special Meeting of Shareholders to be held on June 20, 2012.

• The purposes of the Special Meeting are to:

– Remove the existing directors of Qualstar (other than co-founder and current CEO, William Gervais, who will be resigning effective June 15, 2012).

– Fix the size of the Board at five directors.

– Elect BKF’s five nominees to the Board.

• BKF demanded the Special Meeting of Shareholders only after—

– the Board ignored BKF’s invitation by letter of February 23, 2012 to engage in dialogue regarding BKF’s proposals to build shareholder value; – shareholders responded to BKF’s call to withhold their votes at the 2012 annual meeting by depriving three of the five directors (not including Mr. Gervais) of a majority vote; – the announcement of Mr. Gervais’ retirement, so that the incumbent Board collectively will have a de minimis equity stake in the Company.

• Since the demand for the Special Meeting, BKF’s confidence in the current Board has been further eroded by the manner in which it chose one of its own, Lawrence Firestone, as the new CEO, and the outsized compensation awarded to him.

– Mr. Firestone is one of the directors whom BKF is seeking to remove from Qualstar’s Board.

The Company’s Performance Has Been a Disappointment to Shareholders Over the Last 9-10 Years

By every conceivable metric, Qualstar’s performance over the last 9-10 years has been a disappointment.

Net Losses and EPS

Qualstar has reported net losses and negative EPS in each year since 2004, a depressing trend which has continued into the first nine months of fiscal 2012, dragged down by the Tape Library business (see slide 13).

(dollars in thousands)

FY 2004 FY 2005 FY 2006 FY 2007 FY 2008

Net Loss ($731) ($1,647) ($1,692) ($1,447) ($753) EPS ($0.06) ($0.13) ($0.14) ($0.12) ($0.06)

FY 2009 FY 2010 FY 2011 FQ3 2012 F9M 2012

Net Loss ($2,559) ($3,121) ($680) ($553) ($1,467) EPS ($0.21) ($0.25) ($0.06) ($0.05) ($0.12)

Shareholder Disappointment (con’t)

Declining Revenues

Qualstar’s revenue has declined at an annualized rate of 6.6%, from $31.5 million in FY 2004 to $18.3 million in FY 2011, a trend that has continued into the first nine months of fiscal 2012.

(dollars in thousands)

FY 2004 FY 2005 FY 2006 FY 2007 FY 2008

Revenue  $31,530 $25,144 $21,731 $20,612  $21,464 YOY Change (20.3%) (13.6%) (5.1%) 4.1%

FY 2009 FY 2010 FY 2011 2012* CAGR(04-11)

Revenue $17,892 $15,270 $18,302 $17,049

YOY Change (16.6%) (14.7%) 19.9% (6.8%) (6.6%)

*  9 months annualized based on $12,787 in revenues

Shareholder Disappointment (con’t)

Declining Share Price

• The Company’s share price has experienced a ten-year decline of approximately 66% from its share price at the end of April 2002 of $5.88, adjusted for dividends.*

• The Company’s closing stock price on June 1, 2012 was $1.94, approximately 14% below the book value of the shares of $2.26 at March 31, 2012.

*  BKF has been the primary buyer of Qualstar stock since September 2011, which we believe has supported the stock price.

Shareholder Disappointment (con’t)

Underperforming Its Peers

According to the Company’s Annual Report on Form 10-K for fiscal 2011, its stock price has underperformed the broader market and the Company’s self-determined peer group over the last five years.

The Current Board Has Presided Over The Company’s Disappointing Performance

• The current Board, which on average has been in office for six years, has presided over a substantial part of the Company’s declining performance.

Stanley Lawrence Carl Robert  Robert Director Corker Firestone Gromada Mayer Rich

Since  2006  2011  2005  2006  2000

• On May 18th, in opposition to the BKF solicitation, the Company issued a press release, quoting Mr. Firestone as saying: “We plan to implement new initiatives to increase sales and return Qualstar to sustained profitability and we believe Qualstar’s directors bring a valuable blend of industry knowledge as well as strategic and operational expertise that will be important to our success in achieving that goal.” But you have to ask, “Where was this Board until now?”

The BKF Nominees Have the Experience and Skills To Oversee the Turnaround of Qualstar

The BKF nominees have the management, manufacturing, operations, investment, finance and accounting expertise, which combined with the substantial equity interest of BKF, will give shareholders a Board that is qualified and incentivized to make value maximizing decisions on behalf of shareholders.

Steven N. Bronson Public Company Leadership:  Chairman and CEO of BKF, Chairman and CEO of Management, Turnaround and  Interlink Electronics (public; touch sensor technology), Investments which he is successfully restructuring. Successfully restructured Mikron Infrared Instruments.

Edward Fred Public Company Leadership:  CEO and President of CPI Aerostructures (public; Management, Manufacturing and  aeronautics) Operations

David Wolenski Public Company Leadership:  Vice president, Electro-Mechanical Products, Inc.

Management, Manufacturing,  (precision-machined components and thermal

Operations and Turnaround management systems); formerly CEO of OZO Automation (public: robotic work stations)

Sean Leder Investments and Real Estate The Leder Group (real estate, equities and fixed income securities investments); former I-banker

Peter Yu Finance and Accounting Founder CPA By Choice (interim controllership and CFO services); Yu & Fleischer, LLC, (CPA firm),; Staffing By Choice (staffing and recruitment)

What Is the BKF Platform?

BKF’s platform consists of the following elements:

• Stabilization of the Company’s unprofitable Tape Libraries business, and divestiture if it cannot be returned to profitability in a reasonable time frame or at all;

• Distribution to shareholders of excess cash (approximately $1.00 per share); in this regard, the Company has reported cash and marketable securities of approximately $21.6 million at March 31, 2012 out of total assets of $30.8 million, which BKF believes is considerably in excess of the cash needed by the Company to fund its operations;

• Focus Company resources on its generally profitable Power Supply business; and

• Thorough evaluation of the Company’s operations, liquidity requirements, manufacturing activity, research and development activity, sales and marketing activity, and selling, general and administrative expenses, with a view to restoring the Company to profitability after years of net losses.

The BKF Platform: Tape Library Business—Continuing Losses

The Tape Library business has been operating at a loss since fiscal 2004, and has been a value drag.

(dollars in thousands)
FY 2004  FY 2005  FY 2006  FY 2007  FY 2008
Revenue $30,959 $23,869 $19,152 $17,605 $17,429
Sgmt Loss ($556) ($1,427) ($1,434) ($1,310) ($938)
Margin (1.8%) (6.0%) (7.5%) (7.4%) (5.4%)
FY 2009 FY 2010 FY 2011 FQ3 2012 F9M 2012

Revenue $12,341 $9,487 $9,847 $1,921 $5,913

Sgmt Loss ($2,636) ($3,219) ($1,624) ($693) ($1,799)

Margin (21.4%) (33.9%) (16.5%) (36.1%) (30.4%)

• It is not difficult to see why. Constant innovation in the storage sector over the last decade has created increasingly faster, more efficient storage media. Instead of facing this reality, the Company continues to tout product advances (see page 3 of its proxy materials), without considering whether its business model is sensible in the current environment and whether the trend of unprofitability can realistically be reversed.

The BKF Platform: Tape Library Business—Hard Decisions

• The BKF nominees will take a hard, unsentimental look at the near term prospects for the profitability of the Tape Library business.

• The first step must be to stop the bleeding, which means making the necessarily difficult cost-cutting decisions.

• The second step must be to grow sales, which means taking a realistic view of whether the Company can capture market share in a shrinking industry.

• The third step must be to leverage the Company’s Tape Library customer base, which means taking a realistic view of whether the Company has a possibility of segueing its customer base into current and next generation technology.

• But, if the business cannot be turned around in reasonable period of time, the BKF nominees would pursue a disposition of the business after taking appropriate action to stabilize the business to enhance its sale value.

The BKF Platform: Distribution of Excess Cash

The BKF nominees intend to return to shareholders excess cash not required for the prudent operation of the Company.

• As of March 31, 2012, the Company recorded on its balance sheet cash and marketable securities of $21.6 million or $1.76 per share. Cash and marketable securities comprise almost 70% of the Company’s total assets recorded on the March 31 balance sheet, which BKF believes is far in excess of any conceivably prudent use that the Company has for this money.

• The Company suggests that it will use this cash for acquisitions. For a Board that has historically been unable to run its own business profitably, a diffuse acquisition program appears to be a clear prescription for erosion rather than enhancement of shareholder value.

• The Company also suggests that its cash and marketable securities are required to instill customer confidence. The illogic of this statement itself speaks to the level of trust (or mistrust) that shareholders should repose in the current Board.

• While the BKF nominees, if elected, will evaluate the size of the distribution to shareholders in light of the circumstances at the time the distribution is declared, BKF currently anticipates the Board’s making a cash dividend of approximately $1.00 per share.

The BKF Platform:
Power Supply Business

The Power Supply business has
been consistently growing since
fiscal 2004 and has been profitable
since fiscal 2008.

(dollars in thousands)

FY 2004 FY 2005 FY 2006 FY 2007
FY 2008

Revenue  $571  $1,275  $2,579
 $3,007 $4,035 Sgmt Profit (Loss) ($320) ($155) ($347) ($107) $202 Margin (56.0%) (12.2%) (13.5%) (3.6%) 5.0%

FY 2009 FY 2010 FY 2011 FQ3 2012 F9M 2012

Revenue $5,551 $5,783 $8,455 $2,687 $6,874 Sgmt Profit (Loss)  $80 $98 $944 $140 $332 Margin 1.4% 1.7% 11.2% 5.2% 4.8%

The BKF nominees intend to focus the Company’s resources on the Power Supply business, as the core around which to engineer the Company’s turnaround to profitability and improved margins.

BKF Capital Group Inc.

Management's Misrepresentation of the BKF Program

With its misrepresentation of the BKF program, can you trust the current Board?

What Qualstar Is Saying about the BKF Program	The Truth About the BKF Platform and Nominees
BKF has a personal, short term agenda.	BKF, which has held a substantial portion of its shares since December 2010, will only profit if all shareholders profit.
BKF is proposing to close or sell the Tape Library business.	BKF is proposing to take a hard look at the Tape Library business to see if it can be returned to profitability. If it cannot, the business will first be stabilized and only then will it be sold, so that the Company can achieve maximum value.
BKF's proposed distribution of cash and marketable securities will hinder the ability of the Company to grow.	BKF is proposing to distribute approx. $1.00 per share—out of $1.76/share in cash and securities—because it believes this cash is ***excessive and not needed*** for growth and profitability. This is an estimate, with the amount to be determined after the BKF nominees evaluate the Company's cash needs from the inside.
Mr. Bronson and three of the four other BKF nominees have not successfully managed a public company.	Mr. Bronson (Interlinks Corporation) , Mr. Fred (CPI Aeronautics) and Mr. Wolenski (OZO Automation) have each successfully served as CEO of an operating public company. ***Not a single one*** of the current board members has served in that capacity!
The BKF nominees do not have relevant industry experience.	Three of the five BKF nominees have experience as CEOs in the technology industry. While three of the current board members have storage industry experience, they have been unable to stop the precipitous slide in the Tape Library business.
BKF has no CEO candidate.	The BKF nominees will identify a CEO with the right operating experience and compensation that will incentivize growth. The current CEO designate has mainly financial experience, with outsized non-performance based compensation.

17

Three of Five Current Directors Failed to Get a Majority Vote At the 2012 Annual Meeting

• On February 28, 2012, BKF issued an open letter to shareholders urging them to withhold their votes in the election of directors at the 2012 Annual Meeting of Shareholders.

• BKF said that by withholding their votes “shareholders will be voicing their dissatisfaction with the current operations of Qualstar and will be making an unmistakable call for change.”

• On March 27, 2012, the Company announced the results of the voting at the Annual Meeting:

FOR  AGAINST  % FOR

William J. Gervais 6,259,388  4,094,594  60.5% Stanley W. Corker 3,217,716  7,136,266 31.1% Lawrence Firestone 6,454,210  3,899,772  62.3% Carl W. Gromada 6,515,455  3,838,527  62.9% Robert A. Meyer 2,797,652  7,556,330 27.0% Robert E. Rich 4,990,294  5,363,688 48.2%

• Three of the five current directors (not including Mr. Gervais, who is retiring from the Board) received less than a majority vote at the Annual Meeting, with two of the directors failing to get even a third of the votes cast.

• There was substantial opposition even to the two directors who did receive majority votes.

• The Special Meeting gives shareholders the opportunity to do what they could not do at the Annual Meeting—vote off the Board the directors responsible for the Company’s historically dissatisfying performance.

The Current Board Has No Meaningful Equity Stake in the Company

• In the Company’s letter to shareholders accompanying its proxy materials, the Company speaks of “your Board of Directors and management, who own in the aggregate approximately 29% of Qualstar’s shares.”

• This is misleading. With the departure of Mr. Gervais from the Board on June 15th, in advance of the Special Meeting, the current Board will hold only 253,911 shares (exclusive of options), or approximately 1.3% of the total shares outstanding.

• In contrast, Mr. Bronson, individually and as a representative of BKF, owns 2,292,220 or 18.7% of the outstanding shares.

• A Board consisting of the BKF nominees will have the very substantially equity incentive, which the current Board lacks, to return the Company to profitability and create value for shareholders.

The Questionable Selection Process for the New CEO Is Grounds for Distrust of the Current Board

• The following is a chronology of significant events in the appointment of Mr. Firestone as new CEO:

Date Event

March 27, 2012 The Company announces the Mr. Gervais is resigning as of June 15th and that a search for a successor has begun.

April 30, 2012 Saying that it lacked confidence in the current Board to select a successor CEO, BKF makes a demand for a Special Meeting to remove and replace the Board, including Mr. Firestone.

May 9, 2012 The Company announces appointment of Mr. Firestone as CEO.

May 10, 2012 The Company issues its third quarter results and conducts its quarterly earnings call.

When asked on the call about the compensation arrangements for Mr. Firestone, Mr. Gervais responds that he was unfamiliar with them.

May 14, 2012 The Company releases details of Mr. Firestone’s compensation arrangements, which are substantially more generous than the current arrangements for the CEO.

• As a substantial shareholder, BKF is troubled by these events, which exacerbates its distrust of the current Board.

– There is no indication that the Board ran a process to find a replacement CEO.

– The candidate selected was a member of the Board, with experience as a CFO and not as a CEO.

– The Board selected Mr. Firestone after BKF, the second largest shareholder, demanded a Special Meeting to remove him from the Board.

– BKF understands that Mr. Gervais was not involved in the selection process, so that 3 of the 4 directors involved in the process were directors who were not elected by a majority vote at the 2012 Annual Meeting.

– The Company appears to have delayed the disclosure of Mr. Firestone’s compensation arrangements until after the earnings call, to avoid negative shareholder reaction.

The Outsized Compensation Package Awarded the New CEO

Is Further Grounds for Distrust of the Current Board

• The non-performance based compensation awarded to the new CEO—with no CEO experience—is several times greater than the compensation of the current CEO.

Current CEO (2009-2011) New CEO

Base Salary $158,170—178,838 $300,000 (1) Signing Bonus n/a $ 75,000 Relocation and Commuting n/a $ 80,000 Option Awards — 300,000(2)

(1) Increasing to $350,000 in July 2013 if Mr. Firestone is not terminated prior to March 2013. (2) Shares vesting over four years.

• Mr. Firestone’s employment arrangements provide for severance payment of, among other benefits, 18 months’ salary if there is a change of control and Mr. Firestone is terminated within 12 months, with change of control defined to include a change in control of the Board. The current Board agreed to this provision when it was aware that BKF intended to conduct a contest to remove and replace the Board.

• In March 2011, the Company conducted a say-on-pay vote, with shareholders voting to approve the then current pay of senior executives and not to revisit their vote until 2014. The outsized award to the new CEO can only be viewed in these circumstances as a bait-and-switch imposed on the shareholders. (BKF is in favor of holding say-on-pay votes annually, as opposed to triennially, and if elected BKF’s nominees will back annual say-on-pay voting.)

• Like the selection of Mr. Firestone, the manner in which the Board agreed to compensate him does not engender trust.